Exhibit 99.1

Contacts:
Valerie O’Neil	JoAnn DeGrande
Starbucks Global Communications	Starbucks Investor Relations
(206) 318-7100	(206) 318-7893
Starbucks Appoints John Culver
as President, Starbucks Coffee International
Michelle Gass Named Interim President of Global Consumer Products and Foodservice;
Will Continue Leading Seattle’s Best Coffee
SEATTLE; December 1, 2009 —Starbucks Coffee Company (NASDAQ: SBUX) today named John Culver as President, Starbucks Coffee International. He will oversee the operations and business development for all markets outside the U.S. and have Starbucks five regional leaders reporting to him. Culver succeeds Martin Coles, who today resigned to pursue new opportunities.
“I want to personally thank Martin for his efforts and many contributions during his six years of service, particularly those in support of our transformation agenda over the past 18 months,” said Howard Schultz, chairman, president and ceo. “We all wish Martin great success in the future.”
“With our U.S. business moving in the right direction, now is the time to re-accelerate growth of our international business. John’s experience and success leading our Asia Pacific region, his deep coffee industry knowledge and his strong leadership skills combine to make him the ideal leader for Starbucks Coffee International today. I am excited to work closely with John as I expand the focus of my activities to include aggressive pursuit and development of our global business opportunities,” added Schultz.
Culver has been with Starbucks for seven years, most recently serving as president, Global Consumer Products and Foodservice. Prior to this role, he held a variety of positions including general manager, Foodservice and president, Starbucks Coffee Asia Pacific. Before joining Starbucks, Culver was vice president of sales for Nestlé USA where he was responsible for foodservice sales and the development of more than 30 brands.
Michelle Gass, recently named president of Seattle’s Best Coffee, will take on additional responsibilities as interim president, Global Consumer Products and Foodservice. A search will begin immediately to find a permanent leader for the CPG and Foodservice organization.
About Starbucks
Since 1971, Starbucks Coffee Company has been committed to ethically sourcing and roasting the highest quality arabica coffee in the world. Today, with nearly 16,000 stores in 51 countries, our company is the premiere roaster and retailer of specialty coffee in the world. Through our unwavering commitment to excellence and our guiding principles, we bring the unique Starbucks Experience to life for every customer through every cup.
###